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                                                                  Exhibit 4.16



                               REVOLVING CREDIT NOTE


$15,000,000.00                                        Pittsburgh, Pennsylvania
                                                                March 13, 1997

     FOR VALUE RECEIVED, the undersigned, GRUBB & ELLIS COMPANY, a Delaware corporation (the "Maker"), promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION, ("Lender") in immediately available funds at the Pittsburgh, Pennsylvania office of Lender at One PNC Plaza, 249 Fifth Avenue, 19th Floor, Pittsburgh, Pennsylvania 15222-2707, or at such other location as the holder hereof may designate from time to time, the lesser of (i) the principal sum of Fifteen Million Dollars ($15,000,000.00) or (ii) the aggregate unpaid principal amount of all loans made by Lender to Maker pursuant to Section 2.1 of the Credit Agreement dated as of March 13, 1997, among Lender and Maker (the "Credit Agreement"), on March 13, 2001, together with interest from the date hereof on the unpaid balance of the principal hereof (i) until maturity, at the rate set forth in Section 4.1 of the Credit Agreement, as selected by the Maker in accordance with the terms of the Credit Agreement, payable in accordance with Section 5 of the Credit Agreement, and at maturity, and (ii) after maturity, whether by declaration, acceleration or otherwise, until paid at the rate set forth in Section 4.3 of the Credit Agreement, payable upon demand. The aforesaid interest rates shall continue to apply whether or not judgment shall be entered on this Note.

     If any payment of principal or interest on this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time may in such case be included in computing interest in connection with such payment.

     This Note is the Note referred to in and issued pursuant to the Credit Agreement, and capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement. The Credit Agreement contains provisions, among other things, for the acceleration of the stated maturity of this Note upon the happening of certain stated events recited therein and also for late payment charges and prepayments on account of the principal hereof prior to maturity as provided therein.

     The Maker hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

     This Note shall bind the Maker and the successors and assigns of the Maker, and the benefits hereof shall inure to the benefit of Lender and its successors and assigns. All references herein to "Maker" shall be deemed to apply to the Maker and to the successors and assigns of Maker, and all references herein to "Lender" shall be deemed to apply to Lender and its successors and assigns.

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                  [SIGNATURE PAGE 1 OF 1 TO REVOLVING CREDIT NOTE]


     IN WITNESS WHEREOF, Maker, intending to be legally bound, has executed this Note on the day and year first above written with the intention that this Note shall constitute a sealed instrument.

ATTEST:                                  GRUBB & ELLIS COMPANY



/s/ Robert J. Walner                     By: /s/ Brian Parker
-------------------------------             -----------------------------------
    Senior Vice President and                    Brian Parker
    Corporate Secretary                          Senior Vice President and Chief
                                                 Financial Officer


[Corporate Seal]

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